Financial Statements and
        Report of Independent Certified Public Accountants
                PSB Bancorp, Inc. and Subsidiaries
                 December 31, 2001, 2000 and 1999



                       C O N T E N T S

                                                            Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS            3

INDEPENDENT AUDITORS' REPORT                                  4

FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEET                               5

     CONSOLIDATED STATEMENTS OF INCOME                        7

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS'
       EQUITY                                                 9

     CONSOLIDATED STATEMENTS OF CASH FLOWS                   10

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              12



          Report of Independent Certified Public Accountants



Board of Directors and Stockholders
PSB Bancorp, Inc.


     We have audited the accompanying consolidated balance sheet of PSB Bancorp, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statement of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. We also audited the adjustments described in notes J and N that were applied to restate 2000 and 1999 earnings per share and stock option plan information. In our opinion, such adjustments are appropriate and have been properly applied.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Bancorp, Inc. and subsidiaries as of December 31, 2001, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/Grant Thorton LLP
Philadelphia, Pennsylvania
January 31, 2002



                   INDEPENDENT AUDITORS' REPORT


To the Board of Directors
PSB Bancorp, Inc.
Philadelphia, Pennsylvania

     We have audited the accompanying consolidated statement of financial condition of PSB Bancorp, Inc. and Subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. As discussed in Note B, the consolidated financial statements of PSB Bancorp, Inc. and Subsidiaries for December 31, 1998 was restated for the 1999 pooling of interest transaction with First Bank of Philadelphia.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of PSB Bancorp, Inc. and Subsidiaries at December 31, 2000 and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.


                              /s/ Stockton Bates, LLP
                                  Certified Public Accountants

Philadelphia, Pennsylvania
March 20, 2001



                        PSB BANCORP, INC.

                    Consolidated Balance Sheet

                                               December 31,
                                             2001        2000
                                          (Dollars in thousands)
ASSETS

Cash and due from banks                    $  3,825    $  2,937
Interest earning deposits with banks          3,293      14,969
Federal funds sold                           47,638           -

Total cash and cash equivalents              54,756      17,906

Loans held for sale                          17,142       9,080
Investment securities available-for-
  sale before held to maturity, at fair
  value                                      69,934      62,823
Investment securities held-to-maturity
  (fair value of $2,346 and $4,896 in
  2001 and 2000, respectively)                2,310       4,910
Federal Home Loan Bank Stock - at cost        1,093       2,271
Federal Reserve Bank Stock - at cost            320         320

Loans                                       300,051     147,205
Less allowance for possible loan losses      (2,871)     (1,349)

        Net loans                           297,180     145,856

Accrued interest receivable                   1,884       2,165
Premises and equipment, net                   2,508       1,820
Bank-owned life insurance                    11,161           -
Other assets                                  9,356       7,668

        Total assets                       $467,644    $254,819
                                           ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits
    Non-interest-bearing                   $ 25,983    $ 14,048
    Interest-bearing (including
      certificates of deposit over $100
      of approximately $45,600 and
      $25,400 in 2001 and 2000,
      respectively)                         378,577     188,888

        Total deposits                      404,560     202,936

Securities sold under repurchase
  agreements                                 13,298      13,402
Advances from borrowers for taxes and
  insurance                                   3,111       1,239
Accrued interest payable                         42         442
Goodwill, net                                 1,679           -
Other liabilities                             3,539         818

        Total liabilities                   426,229     218,837

Stockholders' equity
  Common stock, no par value;
    authorized 15,000,000 shares;
    outstanding, 4,534,611 and
    4,158,894 in 2001 and 2000,
    respectively                             40,994      40,710
  Retained earnings (accumulated
    deficit)                                  1,768        (971)
  Accumulated other comprehensive
    income (loss)                               167        (367)
  Employee stock ownership plan              (1,136)     (1,111)
  Treasury stock, at cost, 72,325 and
    448,042 in 2001 and 2000,
    respectively                               (378)     (2,279)

        Total stockholders' equity           41,415      35,982

        Total liabilities and
          stockholders' equity             $467,644    $254,819

The accompanying notes are an integral part of these statements.



                        PSB BANCORP, INC.

                Consolidated Statements of Income

                                 For the year ended December 31,
                                   2001       2000        1999
                                       (Dollars in thousands)
INTEREST INCOME
  Loans, including fees          $21,421    $16,054     $13,457
  Investment securities            5,049      4,846       4,165
  Deposits in banks                  458        239         939

    Total interest income         26,928     21,139      18,561

INTEREST EXPENSE
  Deposits                        13,450      8,042       8,270
  Borrowings                         561      2,582         949

    Total interest expense        14,011     10,624       9,219

    Net interest income           12,917     10,515       9,342

PROVISION FOR POSSIBLE LOAN
  LOSSES                             270        100         200

    Net interest income after
      provision for possible
      loan losses                 12,647     10,415       9,142

NON-INTEREST INCOME
  Service charges on deposit
    accounts                       1,074        412         479
  Loss on sale of real estate
    owned                              -          -         (20)
  Loss on sale of loans                -          -        (372)
  Loss on write down of equity
    investment                         -     (2,500)          -
  Bank-owned life insurance          310          -           -
  Other                              170        174         434

    Total non-interest income      1,554     (1,914)        521

NON-INTEREST EXPENSE
  Salaries and employee
    benefits                       5,053      4,383       3,601
  Occupancy and equipment          1,154      1,162       1,290
  Professional services              385        381       1,064
  Data processing                    594        356         237
  Directors' fees                    282        246         215
  Other                            2,926      1,798       1,399
                                 -------    -------     -------
    Total non-interest expense    10,394      8,326       7,806
                                 -------    -------     -------
    Income before income tax
      expense (benefit)            3,807        175       1,857

INCOME TAX EXPENSE (BENEFIT)         755         10        (227)

NET INCOME                       $ 3,052    $   165     $ 2,084

PER SHARE DATA
  Basic earnings per share       $  0.73    $  0.04     $  0.48

  Diluted earnings per share     $  0.72    $  0.04     $  0.47

The accompanying notes are an integral part of these statements.



                        PSB BANCORP, INC.
    Consolidated Statement of Changes in Stockholders' Equity

                                               For the years ended December 31, 2001, 2000 and 1999
                                                 Retained      Accumulated
                                                 earnings         other       Unallocated
                                    Common    (accumulated)   comprehensive       ESOP      Treasury
                                     stock      deficit)      income (loss)      shares       stock      Total
Balance at January 1, 1999         $40,790      $(3,220)         $     3        $(1,443)    $     -    $36,130
Allocation of ESOP shares               83            -                -             84           -        167
Comprehensive loss
  Net Income                             -        2,084                -              -           -      2,084
  Change in net unrealized gain
    on securities available-for-
    sale, net of tax effect              -            -           (2,334)             -           -     (2,334)

      Total comprehensive loss                                                                            (250)

Balance at December 31, 1999        40,873       (1,136)          (2,331)        (1,359)          -     36,047
Allocation of ESOP shares             (163)           -                -            248           -         85
Purchases of treasury stock              -            -                -              -      (2,279)    (2,279)
Comprehensive income
  Net Income                             -          165                -              -           -        165
  Change in net unrealized loss
    on securities available-for-
    sale, net of tax effect              -            -            1,964              -           -      1,964

      Total comprehensive income                                                                         2,129

Balance at December 31, 2000        40,710         (971)            (367)        (1,111)     (2,279)    35,982
Allocation of ESOP shares                3            -                -            (25)          -        (22)
Allocation of MRP shares               322            -                -              -           -        322
Treasury shares issued in Jade
  acquisition                          (41)        (313)               -              -       1,901      1,547
Comprehensive income
  Net Income                             -        3,052                -              -           -      3,052
  Change in net unrealized loss
    on securities available-for-
    sale, net of tax effect              -            -              534              -           -        534

      Total comprehensive income                                                                         3,586

Balance at December 31, 2001       $40,994      $ 1,768          $   167        $(1,136)    $  (378)
$41,415

The accompanying notes are an integral part of these statements.



                        PSB BANCORP, INC.

              Consolidated Statements of Cash Flows

                                                           For the year ended December 31,
                                                             2001        2000        1999
                                                                (Dollars in thousands)
Cash flows from operating activities
  Net income                                              $  3,052    $    165    $  2,084
  Adjustments to reconcile net income to net cash
  provided by operating activities
    Provision for possible loan losses                         270         100         200
    Depreciation and amortization                              350         195         277
    Amortization of discounts and accretion of premiums
      on investment securities                                  47          63          51
    Amortization of negative goodwill                          (73)          -           -
    Write-down of real estate owned                             18         224         234
    Write down of equity investments                           154       2,601           -
    Loss on sale of real estate                                  -           -          20
    Loss on sale of loans                                        -           -         372
    Proceeds from sale of loans                             28,303       9,376      20,377
    Origination of loans held-for-sale                     (36,365)    (10,235)    (21,660)
    Deferred income taxes                                        -         (90)       (687)
    ESOP (credit) expense                                      (22)         86          84
    Decrease (increase) in accrued interest receivable         956         281        (744)
    (Increase) decrease in other assets                     (1,380)        191        (976)
    (Decrease) increase in accrued interest payable           (400)        (73)         14
    Increase (decrease) change in accrued expenses           3,468         667        (660)

      Net cash (used in) provided by operating activities   (1,622)      3,551      (1,014)

Cash flows from investing activities
  Payment to acquire Jade, net of cash acquired and
    debt assumed                                            16,998           -           -
  Purchase of investment securities, available-for-sale    (10,375)       (500)    (39,407)
  Proceeds from maturities and calls of investment
    securities                                              35,116       4,394       4,677
  Purchase of Federal Home Loan Bank Stock                   1,157        (550)       (878)
  Net (increase) decrease in loans                         (23,276)     21,201     (47,445)
  Proceeds from sale of real estate owned                      982         407         674
  Purchase of premises and equipment                        (1,038)       (319)       (227)

      Net cash provided by (used in) investing
        activities                                          19,564      24,633     (82,606)

Cash flows from financing activities
  Net increase in deposits                                  17,691      10,877       6,402
  Increase (decrease) in securities sold under
    agreements to repurchase                                   104      (2,239)     13,145
  Payment of employee stock option plan loan                     -           -        (234)
  Treasury stock acquired                                        -      (2,279)          -
  Net increase (decrease) in borrowed funds                      -     (34,000)     34,000
  Increase in advances for borrowers' taxes and
    insurance                                                1,113          88          55

      Net cash provided by (used by) financing
        activities                                          18,908     (27,553)     53,368

      Net increase (decrease) in cash and cash
        equivalents                                         36,850         631     (30,252)

Cash and cash equivalents at beginning of year              17,906      17,275      47,527

Cash and cash equivalents at end of year                  $ 54,756    $ 17,906    $ 17,275

The accompanying notes are an integral part of these statements.



                        PSB BANCORP, INC.

            Notes to Consolidated Financial Statements

                 December 31, 2001, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PSB Bancorp, Inc. (the Corporation), primarily through its subsidiary, First Penn Bank (the Bank) operates twelve branch offices, makes residential, construction, commercial, student and consumer loans to customers and provides community-banking services to individuals and corporate customers principally within Southeastern
     Pennsylvania and Southern New Jersey.   The Corporation is
     subject to regulation by the Securities and Exchange Commission (the SEC) and the Federal Reserve. The Corporation's principal business is the ownership of the Bank.

     The Bank also conducts activities through its subsidiaries; Transnational Mortgage Corporation (TNMC), a wholly owned subsidiary, which originates residential loans. PSA Financial Corporation (PSA), a wholly owned subsidiary, which originates residential and consumer loans. PSA Consumer Discount (PCD), a wholly owned subsidiary of PSA Financial, which originates consumer loans. All loan originations are to customers principally within, but not limited to, the County of Philadelphia, Pennsylvania. PSA Service Corporation (PSC), a wholly owned subsidiary, processes all loans for the Bank and the other subsidiaries. Jade Abstract Company, a wholly owned subsidiary, issuing title insurance for residential properties, and Jade Insurance Company, a wholly owned subsidiary, which sells insurance products in an agency status.

     The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, and credit unions actively compete for savings and time deposits, and for types of loans. Such institutions, as well as consumer finance, insurance, and brokerage firms, may be considered competitors of the Bank with respect to one or more of the services it provides.

     The Bank is subject to regulations of certain state and federal agencies and, accordingly, is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

     1.   Basis of Financial Statement Presentation

          The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America (US GAAP) and predominant practices within the banking industry.
          The accompanying consolidated financial statements include the accounts of the Corporation, and all its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

          In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ significantly from those estimates.

          The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for possible loan losses.
          The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

          Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is elevated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The statement also requires that public enterprises report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and hold assets, and about major customers, regardless of whether that information is used in making operating decisions.

          The Corporation has one reportable segment, Community Banking. All of the Corporation's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Corporation as one operating segment or unit.

     2.   Financial Instruments

          The Corporation discloses the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans, and deposits.

     3.   Cash and Cash Equivalents

          Cash and cash equivalents include cash on hand, demand deposits maintained in depository institutions, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

          At December 31, 2001, the Corporation maintained a required reserve with the Federal Reserve Bank of approximately $320,000.

          Cash paid during the year for interest and income taxes are as follows (in thousands):

                                        2001      2000     1999
                                      -------   -------   ------
          Interest                    $13,970   $10,697   $8,405
          Income taxes                    755       700      700

     4.   Investment and Mortgage-Backed Securities

          Investment and mortgage-backed securities in securities are classified in one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Corporation does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of shareholders' equity and excluded from the determination of net income. Gains or losses on the sales of securities available-for-sale are recognized upon realization utilizing the specific identification method.

          SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was amended in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS No. 133). SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS No. 133 an entity may designate a derivative as a hedge of exposure to either changes in: (a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. The Corporation adopted SFAS No. 133 effective July 1, 2000 and no adjustments were required as a result of this adoption.

          Derivative financial are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Corporation did not hold any derivative financial instruments, as defined by SFAS No. 119, at December 31, 2001 or December 31, 2000.

     5.   Loans and Allowance for Possible Loan Losses

          Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs, the allowance for possible loans losses, and any deferred fees or costs on originated loans. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding.

          Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment of the loan yield over the contractual life of the loan using the interest method. When a loan is sold, unamortized net fees are recognized as income. Other loan fees and charges representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

          SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," replacing SFAS No. 125. This new statement revises the standard for accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The new standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings. The Corporation adopted this new standard on March 31, 2001 and it did not have a material impact upon the Corporation's consolidated financial statements.

          The allowance for possible loan losses is established through a provision for possible loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

          Accrual of interest is discontinued on a loan when principal and interest become 90 days or more past due and when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Once a loan is placed on non-accrual status, interest previously accrued and uncollected is charged to operations and interest is included in income thereafter only to the extent actually received in cash.

          The Corporation measures impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

          On July 6, 2001, the Securities and Exchange
          Commission (SEC) issued Staff Accounting Bulletin
          (SAB) No. 102, Selected Loan Loss Allowance
          Methodology and Documentation Issues. SAB No. 102 provides guidance on the development, documentation, and application of a systematic methodology for determining the allowance for loan loses in accordance with US GAAP and was effective upon issuance. The adoption of SAB No. 102 did not have a material impact on the Corporation's financial position or results of operations.

     6.   Loans Held for Sale

          Loans held for sale are carried at the lower of costs or fair value. Management has determined, using an aggregate asset basis, that the costs of loans held for sale approximate fair value at December 31, 2001 and 2000. Accordingly, no loss has been recognized on loans held for sale.

          Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on the sales of loans are also accounted for in accordance with SFAS No. 134, "Accounting for Mortgage Securities Retained after the Securitizations of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise". This new statement requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitizations of a mortgage loan held-for-sale based upon its ability and intent to sell or hold these investments.

     7.   Bank Owned Life Insurance (BOLI)

          BOLI involves the purchasing of life insurance by the corporation on a chosen group of employees. The Corporation is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages to the Banks, is profitable to the Corporation. This profitability is used to offset a portion of future benefit cost increases. Bank deposits fund BOLI and the earnings from BOLI are recognized as non-interest income. In 1999, Jade, the predecessor company entered into this bank owned life insurance investment.

     8.   Premises and Equipment

          Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets.

          In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. However, SFAS 144 makes changes to the scope and certain measurement requirements of existing accounting guidance. SFAS No. 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption of this statement is not expected to have a significant impact on the financial condition or results of operations of the Corporation.

     9.   Income Taxes

          Under the liability method deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

          The Corporation and its subsidiaries file a consolidated federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis.

     10.  Earnings Per Share

          Basic EPS excludes uncommitted ESOP shares and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

     11.  Advertising Costs

          The Corporation expenses advertising costs as incurred.

     12.  Stock Options

          The Corporation accounts for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation." The standard contains a fair value-based method for valuing stock-based compensation that entities may use, and measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Corporation's stock option plans are accounted for under APB Opinion No. 25.

     13.  Comprehensive Income

          The Corporation reports comprehensive income, which includes net income as well as certain other items, which result in a change to equity during the period.

          The income tax effects allocated to comprehensive income (loss) is as follows for the following periods ended:

                                       December 31, 2001
                               Before tax     Tax     Net of tax
                                 amount     expense     amount
                                         (in thousands)
Unrealized gains on securities
  Unrealized holding gains
    arising during period        $ 1,276    $  (742)     $  534

Other comprehensive income, net  $ 1,276    $  (742)     $  534

                                       December 31, 2000
                               Before tax     Tax     Net of tax
                                 amount     expense     amount
                                         (in thousands)
Unrealized gains on securities
  Unrealized holding gains
  arising during period          $ 5,776    $(3,812)     $ 1,964

Other comprehensive income, net  $ 5,776    $(3,812)     $ 1,964

                                       December 31, 1999
                               Before tax     Tax     Net of tax
                                 amount     expense     amount
                                         (in thousands)
Unrealized losses on securities
  Unrealized holding losses
    arising during period        $(6,864)   $ 4,530     $(2,334)

  Other comprehensive loss, net  $(6,864)   $ 4,530     $(2,334)

     14.  Business Combinations

          On July 20, 2001, SFAS No. 141, "Business
          Combinations," and SFAS No. 142, "Goodwill and Intangible Assets" were issued. SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. The Corporation has elected to adopt the provisions of SFAS 142 as of January 1, 2002.

          The Corporation will continue to amortize negative goodwill recognized prior to July 1, 2001, under its current method until January 1, 2002, at which time annual and quarterly goodwill amortization will no longer be recognized. The negative goodwill of approximately $1,679,000 should be recognized as extraordinary income in the first quarter of 2002. This extraordinary income may be effected by the revaluation of certain deferred assets related to the acquisition of Jade.

     15.  Reclassifications

          Certain 2000 and 1999 amounts have been reclassified to conform to the 2001 presentation.

NOTE B - ACQUISITION

     On June 29, 2001, the Corporation acquired Jade Financial Corp. (Jade) and its wholly owned subsidiary, IGA in a cash transaction valued at approximately $25 million. The acquisition was accounted for using the purchase method. Each outstanding share of Jade common stock, other than those shares held by the Jade Employee Stock Ownership Plan (the Jade ESOP), were automatically converted into the right to receive a cash payment equal to $13.55 per share of Corporation common stock, equal to an exchange ratio of
     2.667 shares of Corporation common stock for each share of Jade common Stock held by the Jade ESOP and the Jade ESOP Participants. The conversion of the Jade ESOP resulted in the issuance of 375,717 shares of Corporation common stock held in treasury and the redemption of 8,127 shares for approximately $110,000 in cash.

     The acquisition of Jade resulted in the Corporation recording negative goodwill of approximately $1,752,000. The negative goodwill was being amortized over ten years on a straight line basis during the year ended December 31, 2001, and resulted in income of approximately $73,000. On January 1, 2002, in accordance with SFAS No. 142, the remaining negative goodwill of approximately $1,679,000 will be recognized by the Corporation as extraordinary income in the first quarter of 2002. This amount may be effected by the revaluation of the deferred tax asset associated with the acquisition of Jade.


     Results of operations of Jade, subsequent to June 29, 2001, are included in the Corporation's results of operations for the year ended December 31, 2001.

     The unaudited proforma combined historical results, as if Jade had been acquired at the beginning of fiscal 2001, 2000, and 1999, respectively, are estimated to be:

                                    2001       2000       1999

     Interest income              $33,854    $35,254    $31,077
     Interest expense              17,690     17,584     14,715
     Net income (loss)              3,788       (969)     2,377
     Basic earnings (loss) per
       share                         0.90      (0.24)      0.54
     Diluted earnings (loss) per
       share                         0.89      (0.24)      0.53

     The proforma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each fiscal period presented, nor are they necessarily indicative of future consolidated results.

     On October 12, 1999, the Corporation acquired First Bank of Philadelphia (First Bank). In connection with the acquisition, each outstanding share of First Bank was exchanged for 0.857 shares of the Corporation's common stock. In addition, options to acquire 1,676,875 shares of First Bank have been converted into options to acquire 1,437,062 shares of the Corporation's common stock. Subsequent to this acquisition, management has determined that 1,371,200 of these options are invalid. As part of the transaction with First Bank, the Corporation merged PSB, which held a state savings bank charter, with and into First Bank, which holds a state commercial bank charter. The transaction was accounted for as a pooling of interests and accordingly, the historical consolidated financial statements of the Corporation have been restated to include the financial position, results of operations, and cash flows of First Bank.

NOTE C - INVESTMENT SECURITIES

     The following tables present the amortized cost, gross unrealized gains and losses and fair values of the Company's investment securities available-for-sale and held-to-maturity as of December 31, 2001 and 2000 (in thousands):

                                                                 December 31, 2001
                                                                 Gross        Gross
                                                   Amortized   unrealized   unrealized    Fair
                                                      cost        gains        losses     value
Investment securities available-for-sale
  Mutual funds                                      $ 2,354            -        -        $ 2,354
  State and municipal obligations                     3,449            -         (54)      3,395

                                                      5,803            -         (54)      5,749

Mortgage-backed securities available-for-sale
  FNMA certificates                                  46,095          213           -      46,308
  GNMA certificates                                  17,778           99           -      17,877

                                                     63,873          312           -      64,185

                                                    $69,676      $   312     $   (54)    $69,934

Mortgage-backed-securities held-to-maturity
  GNMA Certificates                                 $ 1,892      $    28     $     -     $ 1,920
  FHLMC Certificates                                    139            4           -         143
  Other mortgage-backed securities                      279            4           -         283

                                                    $ 2,310      $    36     $     -     $ 2,346
                                                                 December 31, 2000
                                                                 Gross        Gross
                                                   Amortized   unrealized   unrealized    Fair
                                                      cost        gains        losses     value
Investment securities available-for-sale
  Mutual funds                                      $ 2,354           -          (14)    $ 2,340
  U.S Government and federal agencies                14,999           -         (172)     14,827
  State and municipal obligations                     3,480           -          (51)      3,429

                                                     20,833           -         (237)     20,596
Mortgage-backed securities available-for-sale
  FNMA certificates                                  34,789           -         (620)     34,169
  GNMA certificates                                   8,219           -         (161)      8,058

                                                     43,008           -          781      42,227

                                                    $63,841      $    -      $(1,018)    $62,823
                                                                  December 31, 2000
                                                                 Gross        Gross
                                                   Amortized   unrealized   unrealized    Fair
                                                      cost        gains        losses     value
Investment securities held-to-maturity
  U.S. Government and agency securities             $ 4,000      $    -      $   (50)    $ 3,950

                                                      4,000           -          (50)      3,950

Mortgage-backed-securities held-to-maturity
  GNMA Certificates                                     883          34            -         917
  FHLMC Certificates                                     27           2            -          29

                                                        910          36            -         946

                                                    $ 4,910      $   36      $   (50)    $ 4,896

     There were no sales of investment securities in 2001, 2000 and 1999.

     The amortized cost and fair value of the Company's investment securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

                                         Available-for-Sale     Held-to-Maturity
                                         Amortized    Fair     Amortized    Fair
                                            Cost      Value       Cost      Value
Due in one year or less                   $     -    $     -     $    -    $    -
Due after one year through five years         354        354          -         -
Due after five years through ten years          -          -          -         -
Due after ten years                         5,449      5,395          -         -
                                            5,803      5,749          -         -
Mortgage-backed securities                 63,873     64,185      2,310     2,346

                                          $69,676    $69,934     $2,310    $2,346

     Investment securities having a carrying value of approximately $16,200,000 and $14,400,000 million were pledged to secure public funds at December 31, 2001 and 2000, respectively.

NOTE D - LOANS

     Loans are as follows:
                                           2001       2000
                                           (in thousands)
     Real estate loans
       One-to-four family                $126,484    $ 54,477
       Multifamily                          2,201       2,552
       Construction loans                  24,501      23,328
       Nonresidential                      58,601      28,805
     Student loans                         33,800      11,288
     Consumer loans                        21,174       2,099
     SBA loans                              9,934      11,029
     Commercial loans                      23,908      13,902
                                          300,603     147,480
     Unearned fees and discounts             (552)       (275)
     Allowance for loan losses             (2,871)     (1,349)

       Loans                             $297,180    $145,856

     In the ordinary course of business, the Corporation has granted loans to shareholders, officers, directors, and their affiliates. All loan transactions entered into between the Corporation and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The aggregate approximate amount of these loans outstanding at December 31, 2001 and 2000 was $2,400,000 and $2,500,000
     respectively. New loans and repayments amounted to approximately $-0- and $100,000 during the year ended December 31, 2001.

     Non-performing assets include loans past due 90 days or more, impaired loans and other real estate owned. The aggregate amount of these assets at December 31, 2001 and December 31, 2000 was approximately $4,700,000 and
     $4,100,000, respectively.

     At December 31, 2001, the Corporation's impaired loans consisted of 39 commercial real estate loans with a total recorded balance of approximately $3,500,000 for which specific allowances of approximately $825,000 have been established. At December 31, 2000, the Corporation's impaired loans consisted of one commercial real estate loan with a total recorded balance of approximately $295,000 for which specific allowances of approximately $15,000 have been established. The average investment in impaired loans for the years ended December 31, 2001 and 2000 was approximately $3,500,000 and $295,000, respectively.

     Changes in the allowance for possible loan losses were as follows:

                                         2001     2000     1999
                                             (in thousands)
Balance at the beginning of the
  year                                  $1,349   $1,231   $1,031
Acquisition of Jade's allowance
  for possible loan losses               1,874        -        -
Provision for loan loss                    270      100      200
Recoveries of loans previously
  charged off                              166       18        -
Charged off                               (788)       -        -
Ending balance                          $2,871   $1,349   $1,231

NOTE E - PREMISES AND EQUIPMENT

     Premises and equipment are as follows:

                                    Estimated     December 31,
                                  useful lives    2001     2000
                                          (in thousands)
Land                                             $   10   $   10
Buildings and improvements            25-50       2,300    2,237
Furniture, fixtures and equipment      3-10       4,413    3,437

                                                  6,723    5,684
Less accumulated depreciation                     4,215    3,864

                                                 $2,508   $1,820

     Depreciation and amortization charged to operations amounted to approximately $350,000, $195,000 and $277,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE F - EQUITY INVESTMENTS

     In November 1999, the Corporation purchased a convertible debenture in the amount of $2,500,000 from ZipFinancial.Com.Inc. (BankZip.com), a start up Internet company. BankZip.com was unable to raise sufficient capital and ceased operations in 2000. The Corporation includes its investment in BankZip.com on the consolidated balance sheet in other assets. The Corporation recognized an impairment loss related to this investment during 2000 in the amount of $2,500,000.

     In January 1999, the Corporation purchased 1,600,000 shares of Series A convertible preferred stock, $0.01 par value per share (preferred stock) of McGuire Performance Solutions, Inc. (MPS) in the amount of $1,250,000. In February 2000, the Corporation purchased another 500,000 additional shares of the preferred stock in the amount of $500,000. In 2001, the Corporation purchased 375,000 additional shares in the amount of $375,000. In 2001, MPS changed its name to Iron Bridge Holdings, Inc. ("Iron Bridge") The Corporation does have the ability to exercise influence, but not control, over Iron Bridge. Accordingly, the investment in Iron Bridge is accounted for using the equity method of accounting. The Corporation includes its investment in Iron Bridge on the consolidated balance sheet in other assets. At December 31, 2001 and 2000, the investment in MPS was $1,869,000 and $1,649,000, respectively. The Corporation records its share of Iron Bridge' earnings or losses in investment security gain (losses) on the consolidated statement of income. The Corporation recognized its share of losses of approximately $154,000, $101,000 and $-0- for the years ended December 31, 2001, 2000, and 1999, respectively


NOTE G - DEPOSITS

     Deposits are summarized as follows:

                                               December 31,
                                             2001       2000
                                              (in thousands)

     Demand                                $ 25,983   $ 14,048
     NOW                                     18,675     12,801
     Money Market and Statement Savings      99,693     12,844
     Passbook savings                        29,995     26,721
     Certificates of deposit                230,214    136,522

                                           $404,560   $202,936

     At December 31, 2001, scheduled maturities of certificates of deposit are as follows (in thousands):

                      2002          $174,462
                      2003            37,583
                      2004             4,080
                      2005            10,945
                      2006             2,393
                      Thereafter         751
                                    $230,214

NOTE H - BORROWING

     1.   Federal Home Loan Corporation Advances Borrowing

          Under an agreement with the Federal Home Loan Bank of Pittsburgh (FHLB), the Corporation has a line of credit available in the amount of approximately $208,548,000. As of December 31, 2001 and 2000,
          there was no amount outstanding on this line of credit, respectively. All FHLB advances are collateralized by a security agreement covering qualifying mortgage loans and unpledged treasury, agency and mortgage-backed securities which at December 31, 2001, had a combined carrying value of approximately $154,528,000. In addition, all FHLB advances are secured by the FHLB stock owned by the Corporation

     2.   Securities sold under agreements to repurchase

          Securities sold under repurchase agreements are as
          follows:
                                                December 31,
                                              2001       2000
                                                (in thousands)

      Balance at year-end                   $13,298    $13,402
      Average during the year                13,314     14,063
      Maximum month-end balance              13,695     14,500
      Weighted average rate during the year    4.22%      5.95%
      Rate at December 31                      3.74%      6.13%

NOTE I - INCOME TAXES

     The components of the provision for income taxes (benefit) are as follows (in thousands):

                                        2001     2000     1999
          Current
             Federal                  $  204   $  100    $ 450
             City                         25       -        10
                                         229      100      460
          Deferred
             Federal                     503      (90)    (687)
             City                         23        -        -
                                         526      (10)    (687)

                                      $  755    $  10     (227)

     A reconciliation between the reported income tax expense and the amount computed by multiplying income before income tax by the Federal statutory income tax rate is as follows (in thousands):

                                       2001      2000      1999
Expected statutory income tax
  expense                            $1,294    $   60    $  631
Increase (decrease) in taxes
  resulting from:
    State and local taxes on
      income                             32         -         6
    Non-taxable income                 (197)      (39)        -
    Non-capitalized expenses           (340)        -         -
    Other                               (34)      (11)     (864)

Total income tax provision
  (benefit)                          $  755    $   10    $ (227)

     Net deferred tax assets consist of the following
     (in thousands)

                                       2001      2000      1999
Deferred tax assets
  Allowance for possible loan
    losses                           $  158    $    -    $    -
  Unrealized loss on investment
    securities available-for-
    sale                                  -       189     1,554
  Non-accrual interest                  179        93        60
  Foundation charitable carry
    over                                207         -         -
  Depreciation                        1,000         -         -
  Net operating loss
    carryforwards                       921       889     1,497
  Other                                   -       328        81
  Acquired deferred tax asset         1,187
  Valuation allowance                     -         -      (379)
                                      3,652     1,499     2,813
Deferred tax liabilities
  Unrealized gains on
    investment securities
    available-for-sale                  (86)        -         -
  Allowance for possible
    loan losses                           -      (183)     (223)
  Other                                 (74)      (28)      (27)
                                       (160)     (211)     (250)
    Net deferred tax asset,
      included in other assets       $3,492    $1,288    $2,563

     The final determination of the deferred tax asset portion associated with the acquisition of Jade may be revalued in the first quarter of 2002.

     The Bank is not required to recapture approximately $2.5 million of its tax bad debt reserve, attributable to bad debt deductions taken by it prior to 1988, as long as the Bank continues to operate as a bank under federal tax law and does not use the reserve for any other purpose. In accordance with SFAS No. 109, the Bank has not recorded any deferred tax liability on this portion of its tax bad debt reserve. The tax that would be paid were the Bank ultimately required to recapture that portion of the reserve, would amount to approximately $0.8 million. At December 31, 2001, the Bank has a net operating loss carryover of about $2.6 million expiring in 2020.

NOTE J - EARNINGS PER SHARE

     The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted EPS computation. The computation of diluted earnings per share for all periods excludes 1,371,200 options issued in connection with the 1999 First Bank acquisition, which have been deemed invalid by management.

                                              Year ended December 31, 2001
                                                         Weighted
                                           Income     average shares   Per share
                                        (numerator)    (denominator)     amount
                                          (in thousands, except per share data)
     Basic earnings per share
       Income available to common
         stockholders                      $3,052          4,203        $ 0.73
     Effect of dilutive securities
       Stock options                            -             12         (0.01)

     Diluted earnings per share
       Income available to common
         stockholders plus effect of
         dilutive securities               $3,052          4,215        $0.72

     7,048 options to purchase shares of common stock with exercise prices ranging from $5.35 to $5.375 per share were not included in the computation of diluted EPS for the year ended December 31, 2001 because the exercise price was greater than the average market price of the common stock.

                                              Year ended December 31, 2000
                                                         Weighted
                                           Income     average shares   Per share
                                        (numerator)    (denominator)     amount
                                          (in thousands, except per share data)
Basic earnings per share
       Income available to common
         stockholders                       $165           3,962         $0.04
     Effect of dilutive securities
       Stock options                           -               2             -

     Diluted earnings per share
       Income available to common
         stockholders plus
         effect of dilutive securities      $165           3,964         $0.04

     176,469 options to purchase shares of common stock with exercise prices ranging from $5.35 to $5.375 per share were not included in the computation of diluted EPS for the year ended December 31, 2000 because the exercise price was greater than the average market price of the common stock.

                                              Year ended December 31, 1999
                                                         Weighted
                                           Income     average shares   Per share
                                        (numerator)    (denominator)     amount
                                          (in thousands, except per share data)
Basic earnings per share
       Income available to
         common stockholders               $2,084          4,365        $ 0.48
     Effect of dilutive securities
       Stock options                            -             31         (0.01)

     Diluted earnings per share
       Income available to common
         stockholders plus
         effect of dilutive
         securities                        $2,084          4,396        $0.47

     No options were anti-dilutive at December 31, 1999.

NOTE K -   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND
           CONCENTRATIONS OF CREDIT RISK

     The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Corporation's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     The Corporation had the following approximate off-balance sheet financial instruments whose contract amounts represent credit risk at the dates indicated:

                                            December 31,
                                           2001      2000
                                           (in thousands)

     Commitments to extend credit        $31,700   $10,500
     Unused lines of credit               61,800    28,600
     Standby letters of credit             2,600       650
                                         $96,100   $39,750

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include Small Business Administration guarantees, deposit accounts at the Corporation, marketable securities, personal or commercial real estate, accounts receivable, inventory, and equipment.

     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers.

     Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral to support these commitments.

     The Bank grants mortgage, consumer and construction loans primarily to customers in Southeastern Pennsylvania and Southern New Jersey. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local economy. The Bank's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

     The Bank's loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans. In the event of default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens. In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

NOTE L - LEASE COMMITMENTS

     The Corporation has entered into several non-cancelable operating lease agreements for its facilities. Additionally, the Corporation is responsible for pro rata operating expense escalations. The approximate minimum annual rental payments at December 31, 2001, under these leases are as follows:

                   2002             $  661,000
                   2003                581,000
                   2004                501,000
                   2005                501,000
                   2006                264,000
                   Thereafter          306,000
                                    $2,814,000

     Lease expense was approximately $520,000, $468,000 and $424,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Corporation.

     Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

     Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial institutions. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2001 and 2000, respectively, are outlined below

     For cash and due from banks, federal funds sold, and interest earning deposits with banks, the recorded book value of $54,756,000 and $17,906,000 approximates fair value at December 31, 2001 and 2000, respectively. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

     The fair value of loans held for sale with recorded book values of approximately $17,142,000 and $9,080,000 at December 31, 2001 and 2000 are determined using an aggregate asset basis method and are carried at fair value.

     The fair values of loans that management intends to hold for the foreseeable future are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates fair value.

     The estimated fair values of demand deposits (i.e., interest and non-interest bearing checking accounts, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed term money market accounts, and certificates of deposit approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

                                                     2001                 2000
                                               Fair     Carrying     Fair     Carrying
                                               Value     Amount      Value     Amount
                                                            (in thousands)
Financial assets
  Investment securities held-to-maturity     $  2,346   $  2,310   $  4,896   $  4,910
  Investment securities available-for sale     69,934     69,934     62,823     62,823
  Loans                                       295,931    300,051    147,205    147,205

Financial liabilities
  Deposits with no stated maturities          174,346    174,346     67,653     67,653
  Deposits with stated maturities             226,804    230,214    136,522    136,522

     The fair values securities under agreements to repurchase totaling approximately $13,298,000 and $13,402,000 are estimated to approximate their recorded book balances at December 31, 2001 and 2000, respectively.

     The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated costs to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

NOTE N - STOCK OPTION PLAN

     The Corporation's only Option Plan provides for the grants of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Stock Option") under
     Section 422 of the Code, and (ii) options that do not so qualify ("Nonqualified Stock Options"). Pursuant to the Option Plan, up to 259,743 shares of Common Stock (subject to adjustment) will be reserved for issuance by the Bank upon exercise of stock options to be granted to certain officers and employees of the Bank from time to time under the Option Plan. The purpose of the Option Plan is to give certain officers and employees an opportunity to acquire Common Stock and thereby help the Bank attract, retain and motivate key employees and officers.

     The Corporation has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans. Had compensation cost for the plans been based on the fair value of the options on the grant date consistent with SFAS No. 123, the Corporation's net earnings and earnings per common share would have been reduced to the pro forma amounts indicated below:

                                         2001     2000     1999
     Net income
       As reported                      $3,052    $ 165   $2,084
         Pro forma                       2,971       69    2,042

      Basic earnings per share
         As reported                    $ 0.73    $0.04   $ 0.48
         Pro forma                        0.71     0.02     0.47

      Diluted earnings per share
         As reported                    $ 0.72    $0.04   $ 0.47
         Pro forma                        0.70     0.02     0.47

     No options were granted in 2001 or 2000. The fair value of options granted in 1999 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.0%; volatility of 30.0% and expected life of five years.

     A summary of the status of the Corporation's fixed stock option plan for the years ended December 31, 2001, 2000 and 1999, and changes during the years ending on those dates is presented below:

     The summary of stock options for all periods presented excludes 1,371,200 options issued in connection with the 1999 First Bank acquisition, which have been deemed invalid by management.

<caption>                                     2001               2000               1999
                                       ----------------- ----------------- -----------------
                                                 Weighted          Weighted            Weighted
                                                  average           average            average
                                        Number   exercise  Number  exercise   Number   exercise
                                          of     price per   of    price per    of     price per
                                        shares     share   shares    share    shares     share
Outstanding at beginning of year       284,742    $4.96    284,742   $4.96     98,670    $4.33
Options granted                              -        -          -       -    186,072     5.30
Options exercised                            -        -          -       -          -        -
Options forfeited                            -        -          -       -          -        -

Outstanding at end of year             284,742    $4.96    284,742   $4.96    284,742    $4.96

Weighted average fair value of
  options granted during year                     $   -              $   -               $3.08

     The following table summarizes information concerning options outstanding at December 31, 2001:

                                  Options outstanding                 Options exercisable
                                         Weighted
                          Number          average       Weighted      Number        Weighted
                       outstanding at    remaining      average    exercisable at   average
  Range of exercise     December 31,    contractual     exercise    December 31,    exercise
       prices               2001        life (years)    price           2001          price
   $3.36 to $5.04          123,669        5.20 years      $4.41       123,669        $4.41
            $5.38          161,073        7.88 years      $5.38        64,429        $5.38
                           284,742        6.71 years      $4.96       188,098        $4.74

NOTE O - EMPLOYEE BENEFIT PLANS

     1.   Defined Benefit Pension Plan

          The Corporation maintains a non-contributory defined benefit plan (the "Pension Plan") covering all employees, as defined under the pension plan document. The Pension Plan calls for benefits to be paid to eligible employees at retirement based upon years of service with the Bank and compensation rates near retirement. Contributions to the Pension Plan reflect benefits attributed to employees' service. Pension Plan assets consist of common stock, investment grade corporate bonds and U.S. Government obligations. The Pension Plan was "frozen" in 1994 and benefits no longer accrue. No Pension Plan contributions were made in 2001, 2000, and 1999. No new employees will be eligible for participation.

          The following table sets forth the plans' required disclosures:

                                         2001          2000
Change in benefit obligation
  Benefit obligation at
    beginning of year                 $  743,179    $  705,348
  Interest cost                           51,364        48,568
  Actual gain                              3,563         1,307
  Benefits paid                          (12,096)      (12,044)

  Benefits obligation at end of year  $  786,010    $  743,179

Change in plan assets
  Fair value of plan assets at
    beginning of year                 $1,204,520    $  905,992
  Actual return on plan assets          (382,868)      310,572
  Benefits paid                          (12,096)      (12,044)

  Fair value of plan assets
    at end of year                    $  809,556    $1,204,520

                                          2001          2000
Funded status                         $   23,546    $  461,341
Unrecognized actuarial gain             (106,523)     (606,423)
Unrecognized transition
  obligation                              80,251        86,425

                                      $   (2,726)   $  (58,657)

                                                             2001        2000        1999
     Weighted-average assumptions as of December 31,
       Discount rate                                          7.00%       7.00%       7.00%
       Expected return on plan assets                         7.00        7.00        7.00
                                                             2001        2000        1999
     Components of net periodic benefit cost (benefit)
       Interest cost                                      $ 51,364    $ 48,568    $ 46,051
       Expected return on plan assets                      (83,440)    (62,547)    (52,493)
       Amortization of transition amount                     6,174       6,174       6,174
       Amortization of gain                                (30,029)    (15,324)    (11,631)

       Net periodic benefit (benefit)                     $(55,931)   $(23,129)   $(11,899)

     2.   Cash (Deferred) Profit-Sharing Plan

          The Corporation has a profit-sharing plan (the 401(k)
          Plan) covering all employees, as defined under the plan document. Employees may contribute up to 15% of compensation, as defined under the plan document. The Corporation can make discretionary contributions. The Corporation made no contributions to the 401(k) Plan in 2001, 2000 and 1999.

     3.   Profit-sharing Plan

          The Corporation has a profit-sharing plan (the Profit Sharing Plan) covering all employees, as defined under the plan document. Discretionary contributions to the profit sharing plan are determined annually by the Board of Trustees based upon net income, as defined under the plan document. Allocation of the contributions to employees is based upon annual compensation. The Corporation contributed approximately $45,000 to the Profit Sharing
          Plan in 2001 and made no contribution in 2000 and 1999.

     4.   Employee Stock Ownership Plan

          The Corporation has an Employee Stock Ownership Plan
          (ESOP) covering all employees, as defined under the plan document. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. The ESOP borrowed funds from an unrelated third party lender and used the funds to purchase 42,780 shares of PSB common stock. which was later converted into 110,046 shares of Corporation common stock. The ESOP borrowed $1,288,540 from the Corporation to purchase an additional 128,854 shares of Corporation common stock. The Corporation also lent sufficient funds to the ESOP to enable the ESOP to repay the loan received from a third party lender. The Corporation purchased 4,719 ESOP Shares from employees and transferred them to treasury stock and 1,560 of ESOP shares were transferred to common stock.

     Benefits under the ESOP generally become 100% vested after the third year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to full vesting, his nonvested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement disability or separation from service. The Corporation's contributions to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated. The Bank's contributions to the ESOP recorded as compensation expense for the years ended December 31, 2001, 2000 and 1999 were approximately ($22,000), $86,000 and $147,000, respectively. The negative compensation expense in 2001, represents a correction made to ESOP shares allocated during prior periods.

     Information with respect to the ESOP at December 31, 2001 is as follows:

           Allocated shares                     138,139
           Unreleased shares                    390,595

           Total ESOP shares                    528,734

           Fair value of unreleased shares   $2,018,458

     5.   Management Recognition Plan

          The Management Recognition Plan (the MRP) provides certain senior executive officers of the Corporation with a propriety interest in the Corporation. Benefits may be granted at the sole discretion of the Compensation Committee of the Corporation's Board of Trustees. The MRP is managed by trustees who are directors of the Corporation and who have responsibility to invest all funds contributed by the Corporation to the trust created for the MRP. The Corporation contributed approximately $254,000 to the MRP trust, which enabled the MRP to purchase 21,390 shares of PSB common stock in 1996 which were later converted into 55,023 shares of Corporation common stock. Unless the Compensation Committee of the Board specifies otherwise, shares granted to MRP participants will be in the form of restricted stock that vest over a five-year period at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of grant to the employee will be recognized pro rata over the five years during which the shares vest. As of December 31, 2001, 115,023 shares have been allocated to individual employees. The Corporation recorded compensation expense of approximately $172,000, $51,000 and $58,000 for the years ended December 31, 2001, 2000 and 1999, respectively, for the MRP.

NOTE P - REGULATORY MATTERS

     State banking statutes restrict the amount of dividends on capital stock. Accordingly, no dividends shall be paid by the Corporation on its capital stock unless following the payment of such dividends, the capital stock of the Corporation will be unimpaired, and (1) the Corporation will have a surplus of not less than 50% of its capital, or, if not, (2) the payment of such dividend will not reduce the surplus of the Corporation.

     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2001, management believes that the Corporation meets all capital adequacy requirements to which it is subject.

     As of December 31, 2001, the most recent notification from the Reserve Bank of Philadelphia categorized the Bank adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Corporation's and Bank's actual capital amounts and ratios are as follows:

                                                                                              To be well
                                                                                              capitalized under
                                                                          For capital         prompt corrective
                                                      Actual           adequacy purposes      action provisions
                                                  Amount    Ratio      Amount     Ratio        Amount   Ratio
                                                                     (Dollars in thousands)
     As of December 31, 2001:
       Total capital (to risk weighted assets)
       Corporation                               $44,083   14.45%      $24,398   ? 8.00%          N/A     N/A
       Bank                                      $35,445   11.68%      $24,282   ? 8.00%       $30,353  ?10.00%

       Tier I capital (to risk weighted assets)
       Corporation                               $41,212   13.51%      $12,199   ? 4.00%          N/A     N/A
       Bank                                      $32,574   10.73%      $12,141   ? 4.00%       $18,212  ? 6.00%

       Tier I capital (to average assets)
       Corporation                               $41,212    8.86%      $18,603   ? 4.00%          N/A     N/A
       Bank                                      $32,574    7.03%      $18,539   ? 4.00%       $23,173  ? 5.00%

As of December 31, 2000:
       Total capital (to risk weighted assets)
       Corporation                               $40,079  26.79%       $11,966   ? 8.00%          N/A      N/A
       Bank                                      $35,532  24.21%       $11,743   ? 8.00%       $14,679  ?10.00%

       Tier I Capital (to Risk Weighted Assets)
       Corporation                               $38,730  25.86%        $5,983   ? 4.00%          N/A      N/A
       Bank                                      $34,183  23.29%        $5,872   ? 4.00%       $ 8,808  ? 6.00%

       Tier I Capital (to Average Assets)
       Corporation                               $38,730  14.75%        $10,501  ? 4.00%          N/A      N/A
       Bank                                      $34,183  13.21%        $10,348  ? 4.00%       $12,935  ? 5.00%

NOTE Q - SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATE
         (UNAUDITED)

                                                                    Three months ended

                                                 Dec. 31,         Sept. 30,         June 30,         March 31,
                                                   2001              2001             2001              2001
                                                            (in thousands, except per share data)
   Interest income                               $8,211            $8,683           $4,945             $5,089
   Interest expense                               3,959             4,509            2,779              2,764

   Net interest income                            4,252             4,174            2,166              2,325

   Provision for possible loan losses               135               135                -                  -

   Other income                                     624               350              309                271
   Other expenses                                 3,154             3,295            1,977              1,968

   Income before income tax expense               1,587             1,094              498                628

   Income tax expense                               474               145               61                 75

   Net income                                    $1,113            $  949           $  437             $  553

   Earnings per basic share                      $ 0.26            $ 0.22           $ 0.11             $ 0.14
   Earnings per diluted share                    $ 0.25            $ 0.22           $ 0.11             $ 0.14
                                                                       Three months ended
                                                 Dec. 31,         Sept. 30,         June 30,         March 31,
                                                   2000             2000              2000              2000
                                                            (in thousands, except per share data)
   Interest income                               $ 5,340            $5,126           $5,253            $5,420
   Interest expense                                2,848             2,702            2,493             2,581

   Net interest income                             2,492             2,424            2,760             2,839

   Provision for possible loan losses                  -                 -                -               100

   Other income                                   (2,359)              121              167               157
   Other expenses                                  2,280             2,043            2,096             1,907

   Income before income tax expense (benefit)    (2,147)              502              831               989

   Income tax expense (benefit)                     (640)              175              240               235

   Net income (loss)                             $(1,507)           $  327           $  591            $  754

   Earnings (loss) per basic share               $ (0.35)           $ 0.08           $ 0.14            $ 0.17
   Earnings (loss) per diluted share             $ (0.35)           $ 0.08           $ 0.14            $ 0.17

NOTE R - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

     Condensed financial information for PSB Bancorp, Inc.
     (parent company only) follows:

BALANCE SHEET

                                                             December 31,
                                                           2001       2000
          ASSETS                                              (in thousands)
     Cash                                                $ 3,030    $    36
     Investment in subsidiaries                           32,776     33,565
     Equity investments in unconsolidated subsidiaries     2,128      3,006
     Other assets                                          6,844          -
          Total assets                                   $44,778    $36,607

         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
      Loan payable to subsidiary                         $ 2,150    $   450
      Other liabilities                                    1,213        175

Total liabilities                                          3,363        625
Stockholders' equity                                      41,415     35,982
         Total liabilities and stockholders' equity      $44,778    $36,607

                    STATEMENT OF EARNINGS

                                                  Year ended December 31,
                                                2001        2000       1999
     INCOME                                             (in thousands)
       Dividend income from subsidiaries       $  146     $   129     $    -
       Interest income                            108         105        136
       Other income (loss)                        186      (2,500)        84

            Total income                          440      (2,266)       220

     EXPENSES
       Interest                                   138           -          -
       Other                                        1         137        226

            Total expenses                        139         137        226

            Income (loss) before undistributed
              earnings of subsidiaries            301      (2,403)        (6)

      Undistributed earnings of subsidiaries    2,751       2,568      2,090

            NET INCOME                         $3,052      $  165     $2,084

STATEMENT OF CASH FLOWS

<caption>                                                              Year ended
                                                                      December 31,
                                                                2001       2000      1999
                                                                     (in thousands)
     Cash flows from operating activities
       Net income                                             $ 3,052    $   165   $ 2,084
       Adjustments to reconcile net income to net cash
         provided by (used in) operating activities
           Undistributed earnings from subsidiaries            (2,751)    (2,568)   (2,090)
           Net change in other assets and liabilities             624        (52)      161

           Net cash provided by (used in) operating
             activities                                           925     (2,455)      155

     Cash flows from investing activities
       Purchase of investment securities available-for-sale       707       (500)   (4,652)
       Other, net                                                 (88)     2,500         -

         Net cash provided by (used in) investing
           activities                                             619      2,000    (4,652)

     Cash flows from financing activities
       Repayment of long-term debt                                  -        450      (221)
       Treasury stock acquired                                      -     (2,279)        -
       Advance from subsidiary                                  1,450          -         -

           Net cash provided by (used in) financing
             activities                                         1,450     (1,829)     (221)

           NET INCREASE (DECREASE) IN CASH                      2,994     (2,284)   (4,718)

     Cash at beginning of year                                     36      2,320     7,038

     Cash at end of year                                      $ 3,030    $    36   $ 2,320